Exhibit 4.1

CONVERTIBLE PROMISSORY NOTE

EMPIRE RESORTS, INC.

$35,000,000	New York, New York
November 17, 2010

FOR VALUE RECEIVED, the undersigned EMPIRE RESORTS, INC., a Delaware corporation having an address at c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, New York (the “Maker”), promises to pay to the order of KIEN HUAT REALTY III LIMITED, a corporation organized in the Isle of Man, having its offices c/o 22nd Floor Wisma Genting, Jalan Sultan Ismail, Kuala Lumpur, Malaysia, and its successors and assigns (the holder of this Note from time to time, or any portion hereof, is hereinafter referred to as the “Holder”) or to such other account pursuant to such other wiring instruction as the Holder may from time to time designate in writing, the original principal amount of THIRTY-FIVE MILLION DOLLARS AND NO CENTS ($35,000,000.00), or so much thereof as may be outstanding from time to time (the “Principal Amount”), together with interest thereon and all other amounts payable to the Holder under the Loan Documents with respect to the Loan, such principal, interest and other amounts to be payable as provided in the Loan Agreement (as defined below) and the other Loan Documents.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

This Convertible Promissory Note (this “Note”) is the Note referred to in that certain Loan Agreement, dated as of the date hereof, by and between the Maker, as borrower and the Holder, as lender, (as amended, modified or supplemented and in effect from time to time, the “Loan Agreement”) and evidences the Loan made by the Holder.  Reference to the Loan Agreement is hereby made for a statement of the rights of the Holder and the duties and obligations of the Maker, but neither this reference to the Loan Agreement nor any provision thereof shall affect or impair the absolute and unconditional obligation of the Maker to pay the principal, interest and other amounts payable with respect to this Note when due.  The Principal Amount shall bear interest at the rates provided for in the Loan Agreement.

The principal sum evidenced by this Note, together with accrued interest and other sums or amounts due hereunder, shall become immediately due and payable at the option of the Holder upon the occurrence and during the continuation of any Event of Default in accordance with the provisions of the Loan Agreement.

With respect to the amounts due and payable pursuant to this Note, the Maker waives demand, presentment and notice, except for notices required by any Governmental Authority and the Loan Documents.

Subject to and upon compliance with the provisions of the Loan Agreement, at any time and from time to time during the Extension Term, Lender shall have the right, at its option, exercisable in its sole discretion, to convert all or any portion of the principal sum evidenced by this Note such that the unconverted portion is $1,000 or a multiple of $1.00 in excess thereof into fully paid and non-assessable shares of Common Stock (as such shares shall then be constituted) at the Conversion Rate (initially 1,132 shares of Common Stock per $1,000 in principal amount, which represents a Conversion Price of approximately $0.8837 per share and adjusted in accordance with Article VIII of the Loan Agreement) in effect at such time, by surrender of this Note, in whole or in part as the case may be, in the manner provided in Section 8.02 of the Loan Agreement.

The Maker shall have the right to voluntarily prepay this Note without penalty pursuant to and in accordance with the terms and provisions of the Loan Agreement.  If, as of any Measuring Date, the average of the Last Reported Bid Prices of Common Stock for the twenty (20) consecutive Trading Days ending on the Trading Day prior to the Measuring Date exceeds 200% of the Conversion Price (initially approximately $0.8837 per share) in effect on the Measuring Date, then the Maker shall be entitled to elect that the Holder convert all of the principal sum evidenced by this Note into shares of the Maker’s Common Stock pursuant to and in accordance with the terms and provisions of Section 8.09 of the Loan Agreement.

In no event shall the amount of interest (and any other sums or amounts that are deemed to constitute interest under applicable Law) due or payable hereunder (including interest calculated at the Default Rate) exceed the maximum rate of interest designated by applicable Law (the “Maximum Amount”), and in the event such excess payment is inadvertently paid by the Maker or inadvertently received by the Holder, then such excess sum shall be credited as a payment of principal on this Note, and if in excess of the outstanding Principal Amount of this Note, shall be immediately returned to the Maker upon such determination.  It is the express intent hereof that the Maker not pay and the Holder not receive, directly or indirectly, interest in excess of the Maximum Amount.

Other than as expressly set forth in the Loan Documents, this Note may not be assigned in whole or in part by the Maker.

The Holder shall not by any act, delay, omission or otherwise be deemed to have amended, modified, supplemented, waived, extended, discharged or terminated any of its rights or remedies, except by an amendment, modification, supplement, waiver, extension, discharge or termination in writing and signed by the appropriate parties, as may be applicable pursuant to the Loan Agreement.  All rights and remedies of the Holder under the terms of this Note and applicable statutes or rules of law shall be cumulative, and may be exercised successively or concurrently.  The Maker agrees that there are no defenses, equities or setoffs with respect to the obligations set forth herein.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Note shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE HOLDER OR THE MAKER ARISING OUT OF OR RELATING TO THIS NOTE SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK.  THE MAKER, AND BY ACCEPTANCE OF THIS NOTE, THE HOLDER, HEREBY (i) IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (ii) IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.

THE MAKER AND, BY ACCEPTANCE HEREOF, THE HOLDER, TO THE FULLEST EXTENT THAT EACH MAY LAWFULLY DO SO, WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION), BROUGHT BY EITHER PARTY HERETO WITH RESPECT TO THIS NOTE OR THE OTHER LOAN DOCUMENTS.

 [SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Maker has caused this Convertible Promissory Note to be executed as of the day and year first above written.

MAKER:

By:	EMPIRE RESORTS, INC., a Delaware corporation

	By:	/s/ Joseph D’Amato
		Name:	Joseph D’Amato
		Title:	Chief Executive Officer